REVOCABLE WARRANT AGREEMENT

TRXADE GROUP, INC.

THIS REVOCABLE WARRANT AGREEMENT (this "Agreement") is made and entered into as of October 15, 2018 between Trxade Group, Inc., a Delaware corporation (the "Company"), and Nikul Panchal ("Holder").

R E C I T A L S

WHEREAS, the Company and Holder are parties to an Membership Interest Purchase Agreement, dated October 15, 2018, a relating to the purchase of membership interests of Community Specialty Pharmacy, LLC, a Florida limited liability company between the Company from the Holder (the "**MIPA**");

WHEREAS, in the MIPA, the Company had promised to issue to Holder a revocable warrant (the "**Revocable Warrant**") entitling the holder thereof to purchase Four Hundred Thousand Five Hundred and Seven (405,507) shares of common stock, $0.01 par value, of the Company (the "**Shares**" or the "**Common Stock**") at the exercise price specified below;

WHEREAS, the Revocable Warrant which is the subject of this Agreement will be issued by the Company to Holder as additional consideration related to the MIPA, attached hereto as **Exhibit B**, made by the Company to the Holder, of even date herewith (the "**MIPA**");

WHEREAS, the Revocable Warrant shall be subject to automatic revocation according to the terms herein by the Company without any further consideration or action if the Holder's engagement with the Company is terminated, as further described Section 3 below; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

A G R E E M E N T

1. Revocable Warrant Certificate. The warrant certificate to be delivered pursuant to this Agreement (the "**Revocable Warrant Certificate**") shall be in the form set forth in **Exhibit A**, attached hereto and made a part hereof, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement.

2. Right to Exercise Revocable Warrant. Subject to section 3 below and the other restrictions herein, the Revocable Warrant may be exercised, in whole or in part, from the date hereof until 11:59 P.M. (Eastern Standard Time) on the date that is **eight (8)** years after the date of this Agreement (the "**Expiration Date**"). Notwithstanding anything to the contrary, this Revocable Warrant shall expire on the Expiration Date.

Other than as specified in Section 3 herein, the Revocable Warrant shall entitle its holder to purchase from the Company **Four Hundred Thousand Five Hundred and Seven (405,507)**

shares of Common Stock (each an "**Exercise Share**") at an exercise price of **One Cent ($0.01)** per share, subject to adjustment as set forth below ("**Exercise Price**").

The Company shall not be required to issue fractional shares of Common Stock upon the exercise of the Revocable Warrant or to deliver a Revocable Warrant Certificate which evidences fractional shares of capital stock. In the event that a fraction of an Exercise Share would, except for the provisions of this paragraph 2, be issuable upon the exercise of the Revocable Warrant, the Company shall pay to the Holder exercising the Revocable Warrant an amount in cash equal to such fraction multiplied by the current market value of the Exercise Share or round up to the nearest whole share.

3. Revocation of the Revocable Warrants. Notwithstanding anything to the contrary, all Revocable Warrants granted by the Company to the Holder under this Agreement shall be subject to forfeiture, revocation and cancellation without any further or additional consideration due or owed to Holder as specified herein (the "**Right of Revocation**").

(a) Scope of Revocation Right. Until the Revocable Warrants vest in accordance with Subsection (b) below, the Revocable Warrants shall be restricted warrants and not exercisable under Section 2 hereof and shall be subject to the Company's Right of Revocation (the "**Restricted Warrants**").

(b) Lapse of Revocation Right. Initially, all Revocable Warrants granted under this Agreement shall be Restricted Warrants subject to the Company's Right of Revocation. The Right of Revocation shall lapse with respect to the first 33.33% (or 135,169 shares) of the Revocable Warrants **October 15, 2019**. The Right of Revocation shall lapse with respect to an **additional 33.33%** of the total Revocable Warrants at the end of each **twelve months** thereafter; i.e.., the Right of Revocation shall lapse with respect to all shares as of October 15, 2021.

4. Mutilated or Missing Revocable Warrant Certificate. If the Revocable Warrant Certificate shall be mutilated, lost, stolen or destroyed prior to the Expiration Date, the Company shall issue and deliver, in exchange and substitution for and upon cancellation of the mutilated Revocable Warrant Certificate, or in lieu of and in substitution for the Revocable Warrant Certificate lost, stolen or destroyed, a new Revocable Warrant Certificate of like tenor and representing an equivalent right or interest.

5. Reservation of Shares. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Shares or its authorized and issued Shares held in its treasury for the purpose of enabling it to satisfy its obligation to issue Exercise Shares upon exercise of the Revocable Warrant, the full number of Exercise Shares deliverable upon exercise of the Revocable Warrant.

The Company covenants that all Exercise Shares which may be issued upon exercise of the Revocable Warrant will be validly issued, fully paid and non-assessable outstanding Shares of the Company.

6. Rights of Holder. The Holder shall not, by virtue of anything contained in this Agreement or otherwise, prior to exercise of the Revocable Warrant, be entitled to any right

whatsoever, either in law or equity, of a stockholder of the Company, including without limitation, the right to receive dividends or to vote or to consent or to receive notice as a stockholder in respect of the meetings of stockholders or the election of directors of the Company of any other matter.

7. Investment Intent; Accredited Investor, Restricted Stock. Holder represents and warrants to the Company that Holder is acquiring the Revocable Warrant for investment purposes and with no present intention of distributing or reselling the Revocable Warrant. Holder represents that it is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Act"). Further, Holder is aware that the Company was previously a shell company, therefor, if (i) the Company remains subject to the reporting requirements of section 13 or 15(d) of the Exchange Act; and (ii) if the Company has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months; then the underlying stock issued in connection with this Agreement may be sold (subject to applicable securities laws), under Rule 144 (and applicable holding periods).

8. Certificate to Bear Legend. The Revocable Warrant and the certificate therefor shall bear the following legend by which each holder shall be bound:

> "THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

The Exercise Shares and the certificate or certificates evidencing any such Exercise Shares shall bear the following legend:

> "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE."

The Revocable Warrant or Exercise Shares, as the case may be, without such legend shall be issued if such Revocable Warrant or Exercise Shares are sold pursuant to an effective registration statement under the Act or if the Company has received an opinion from counsel reasonably satisfactory to counsel for the Company that such legend is no longer required under the Act.

9. Adjustment of Number of Shares and Class of Capital Stock Purchasable. The number of Exercise Shares and class of capital stock purchasable under the Revocable Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a) Adjustment for Change in Capital Stock. If the Company:

(i) pays a dividend or makes a distribution on its Common Stock, in each case, in shares of its Common Stock;

(ii) subdivides its outstanding shares of Common Stock into a greater number of shares;

(iii) combines its outstanding shares of Common Stock into a smaller number of shares; or

(iv) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock

then the number and classes of Exercise Shares purchasable upon exercise of the Revocable Warrant in effect immediately prior to such action shall be adjusted so that the holder of the Revocable Warrant thereafter exercised may receive the number and classes of shares of capital stock of the Company which such holder would have owned immediately following such action if such holder had exercised the Revocable Warrant immediately prior to such action.

For a dividend or distribution the adjustment shall become effective immediately after the record date for the dividend or distribution. For a subdivision, combination or reclassification, the adjustment shall become effective immediately after the effective date of the subdivision, combination or reclassification.

If after an adjustment the holder of the Revocable Warrant upon exercise of it may receive shares of two or more classes of capital stock of the Company, the Board of Directors of the Company shall in good faith determine the allocation of the adjusted Exercise Price between or among the classes of capital stock. After such allocation, that portion of the Exercise Price applicable to each share of each such class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to the Exercise Shares in this Agreement.

(b) Consolidation, Merger or Sale of the Company. If the Company is a party to a consolidation, merger, transfer of assets or any other business combination which reclassifies or changes its outstanding Common Stock, the successor corporation (or corporation controlling the successor corporation or the Company, as the case may be) shall by operation of law assume the Company's obligations under this Agreement. Upon consummation of such transaction, the Revocable Warrant shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of the Revocable Warrant would have owned immediately after the consolidation, merger, transfer or business combination if the holder had exercised the Revocable Warrant immediately before the effective date of such transaction. As a condition to the consummation of such transaction, the Company shall arrange for the person or entity obligated to issue securities or deliver cash or other assets upon exercise of the Revocable Warrant to, concurrently with the consummation of such transaction, assume the Company's obligations hereunder by executing an instrument so providing and further providing for adjustments which

shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 9. The provisions of this Section 9(b) shall similarly apply to successive reclassifications, reorganizations, consolidations, mergers or other business combinations.

10. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or Holder shall bind and inure to the benefit of their respective successor and assigns hereunder.

11. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all proposes be deemed to be an original, and such counterparts shall together constitute by one and the same instrument.

12. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand or mailed by certified mail, postage prepaid, return receipt requested, addressed as follows: if to the Company: **Trxade Group, Inc., 3480 Land O Lakes Blvd, Land O Lakes, FL -34639**, Attention: Chief Executive Officer, and to the Holder: at the address of the Holder appearing on the books of the Company or the Company's transfer agent, if any.

Either the Company or the Holder may from time to time change the address to which notices to it are to be mailed hereunder by notice in accordance with the provisions of this Paragraph 12.

13. Supplements and Amendments. The Company may from time to time supplement or amend this Agreement without the approval of any Holder in order to cure any ambiguity or to be correct or supplement any provision contained herein which may be defective or inconsistent with any other provision, or to make any other provisions in regard to matters or questions herein arising hereunder which the Company may deem necessary or desirable and which shall not materially adversely affect the interest of the Holder. Except as set forth in the immediately preceding sentence, this Agreement may not be amended without the prior written consent of the Holder.

14. Severability. If for any reason any provision, paragraph or term of this Agreement is held to be invalid or unenforceable, all other valid provisions herein shall remain in full force and effect and all terms, provisions and paragraphs of this Agreement shall be deemed to be severable.

15. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed and construed in accordance with the laws of said State.

16. Headings. Paragraphs and subparagraph headings, used herein are included herein for convenience of reference only and shall not affect the construction of this Agreement nor constitute a part of this Agreement for any other purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date and year first above written.

COMPANY **Trxade Group, Inc.**	**HOLDER:**
By: ________________________________ Name: Suren Ajjarapu, CEO	By: ________________________________ Name: Nikul Panchal

Exhibit A

REVOCABLE WARRANT

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

REVOCABLE WARRANT TO PURCHASE SHARES
OF COMMON STOCK OF TRXADE GROUP, INC

Initial Number of Shares:	405,507
Exercise Price:	$0.01 per share
Date of Grant:	October 15, 2018
Expiration Date:	October 15, 2026

THIS CERTIFIES THAT, **Nikul Panchal**, or any person or entity to whom the interest in this Revocable Warrant (the "Revocable Warrant") is lawfully transferred ("Holder") is entitled to purchase the above number (as adjusted pursuant to Section 4 hereof) of fully paid and non-assessable shares of the Common Stock (the "Shares") of Trxade Group, Inc., a Delaware corporation (the "Company), having an Exercise Price as set forth above, subject to the provisions and upon the terms and conditions set forth herein and in the Revocable Warrant Agreement of even date herewith (the "Revocable Warrant Agreement"). The exercise price, as adjusted from time to time as provided herein, is referred to as the "Exercise Price."

NOTWITHSTANDING ANYTHING TO THE CONTRARY, THIS REVOCABLE WARRANT IS SUBJECT TO REVOCATION WITHOUT CONSIDERATION BY THE COMPANY UNDER CERTAIN CONDITIONS DEFINED IN THE REVOCABLE WARRANT AGREEMENT.

1. Term. Subject to the revocation provisions of Section 3 of the Revocable Warrant Agreement, the purchase right represented by this Revocable Warrant is exercisable, in whole or in part, at any time commencing on the Date of Grant and ending on the Expiration Date, after which time the Revocable Warrant shall be void.

2. Method of Exercise; Payment; Issuance of New Revocable Warrant. Subject to Section 1 hereof, the right to purchase Shares represented by this Revocable Warrant may be exercised by Holder, in whole or in part, for the total number of Shares remaining available for exercise by the surrender of this Revocable Warrant (with the notice of exercise form attached hereto as **Exhibit A** duly executed) at the principal office of the Company and by the payment to the Company, by check made payable to the Company drawn on a United States bank and for United States funds, of an amount equal to the then applicable Exercise Price per share multiplied

by the number of Shares then being purchased. In the event of any exercise of the purchase right represented by this Revocable Warrant, certificates for the Shares so purchased shall be promptly delivered to Holder and, unless this Revocable Warrant has been fully exercised or has expired, a new Revocable Warrant representing the portion of the Shares, if any, with respect to which this Revocable Warrant shall not then have been exercised shall also be promptly delivered to Holder.

3. Exercise Price. The Exercise Price at which this Revocable Warrant may be exercised shall be the Exercise Price, as adjusted from time to time pursuant to Section 4 hereof.

4. Adjustment of Number of Shares. The number of shares and/or class of capital stock purchasable upon exercise of this Revocable Warrant are subject to adjustment as provided in Section 9 of the Revocable Warrant Agreement.

5. Transferability and Negotiability of Revocable Warrant. This Revocable Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if reasonably requested by the Company). Subject to the provisions of this Section 5, title to this Revocable Warrant may be transferred in the same manner as a negotiable instrument transferable by endorsement and delivery.

6. Miscellaneous. The Company covenants that it will at all times reserve and keep available, solely for the purpose of issue upon the exercise hereof, a sufficient number of Shares to permit the exercise hereof in full. Such Shares, when issued in compliance with the provisions of this Revocable Warrant and the Company's Certificate of Incorporation, will be duly authorized, validly issued, fully paid and non-assessable. No Holder of this Revocable Warrant, as such, shall, prior to the exercise of this Revocable Warrant, be entitled to vote or receive dividends or be deemed to be a stockholder of the Company for any purpose, nor shall anything contained in this Revocable Warrant be construed to confer upon Holder, as such, any rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action, receive notice of meetings, receive dividends or subscription rights, or otherwise. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Revocable Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Revocable Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Revocable Warrant of like date and tenor. The terms and provisions of this Revocable Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder hereof and their respective successors and assigns. This Revocable Warrant shall be governed by and construed under the laws of the State of Florida. All controversies, disputes or claims arising out of or relating to this Agreement shall be resolved by binding arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All arbitrators shall possess such experience in, and knowledge of, the subject area of the controversy or claim so as to qualify as an "expert" with respect to such subject matter. The prevailing party shall be entitled to receive its reasonable attorney's fees and all costs relating to the arbitration. Any award rendered by arbitration shall be final and binding on the parties, and judgment thereon may be entered in any

court of competent jurisdiction. The location of the arbitration shall be Tampa, Florida

IN WITNESS WHEREOF, the parties have executed and delivered this Revocable Warrant as of the date and year first above written.

Holder:	Company:
	Trxade Group, Inc., a Delaware Corporation
By: ______________________________	By: ______________________________
Name: Nikul Panchal	Suren Ajjarapu, CEO

EXHIBIT A

NOTICE OF EXERCISE

TO: TRXADE GROUP, INC.

1. The undersigned hereby elects to purchase _________ shares of the Common Stock of TRXADE GROUP, INC. pursuant to the terms of the attached Revocable Warrant, and tenders herewith payment of the purchase price of such shares in full, together with all applicable transfer taxes, if any.

2. Please issue a certificate or certificates representing said shares of the Common Stock in the name of the undersigned or in such other name as is specified below:

Name: Nikul Panchal

Tax ID:____________________

Address:__________________________________

____

____

____

____

Signed:____________________________________

Date:____________________

Exhibit B

MEMBERSHIP INTEREST PURCHASE AGREEMENT